EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of International Paper Company on Form S-4 of our report dated February 10,2003 (which report expresses an unqualified opinion and contains an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and an explanatory paragraph concerning the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 3 1,2002 and to the incorporation by reference of our report dated February 10,2003 relating to the financial statement schedule appearing in the aforementioned Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

New York, N.Y.
June 5, 2003